CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 33-41622 on Form N-1A of BlackRock Latin America Fund, Inc. of our report dated December 21, 2017, relating to the financial statements and financial highlights of BlackRock Emerging Markets Fund, Inc. and BlackRock Latin America Fund, Inc. (collectively, the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended October 31, 2017, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 26, 2018